EXHIBIT 99.3

manatt
manatt | phelps | phillips

Bruce B. Kelson
Manatt, Phelps & Phillips, LLP
Direct Dial: (415) 291-7419
E-mail: BKelson@manatt.com

March 18, 2013

Via Email

Board of Directors
c/o Mr. Lalit Dhadphale
President and Chief Executive Officer
Healthwarehouse.com, Inc.
7107 Industrial Road
Florence, KY 41042

Re: Purported Shareholder Demand Letter of Wayne Corona

Dear Mr. Dhadphale and Members of the Board of Directors:

We represent Matthew Stecker and John Backus in connection with the purported shareholder demand letter dated March 8, 2013 allegedly sent on behalf of Wayne Corona, a shareholder of Healthwarehouse.com, Inc.

The demand letter states a "belief" – based on vague and conclusory assertions, and no material particularized facts whatsoever – that there is some sufficient basis for the Board and the Company to launch a "thorough investigation" into certain alleged breaches of fiduciary duty by Messrs. Stecker and Backus, and that, if such an investigation were to bear out such "beliefs," then the Company should assert civil claims against these two directors, seeking recovery of unspecified monetary damages. The letter demands that the Company promptly commence an investigation and report back to Mr. Corona's counsel within 60 days.

The demand letter is completely lacking in any substance or merit, and provides no proper basis for the launching of any sort of investigation – or even any basis for any further consideration of the assertions and "beliefs" stated in the letter. As discussed in more detail below, the letter is clearly deficient in this regard – it has the relevant facts largely all wrong, and even on its face the letter provides no basis for any valid breach of fiduciary duty claim, much less any valid damages claim.[1] In fact, the HealthWarehouse directors already *know* that the proposed breach of fiduciary duty claims against Messrs. Stecker and Backus are wholly without merit, because the "beliefs" posited by Mr. Corona arise from board discussions at which each

[1] At a minimum, to place a board on notice of possible wrongdoing, a demand letter must contain certain elements, including a description of the wrongdoing alleged and the resultant injury to the corporation. *See, e.g., Yaw v. Talley*, 1994 Del. Ch. LEXIS 35 (Mar. 2, 1994). The demand letter here fails to provide a sufficient description of such matters, and thus is inadequate and invalid as a threshold matter.

board member was present (and Mr. Corona was not), and for which accurate minutes were kept by outside counsel.

The demand letter also provides no reason why pursuing such an investigation (or litigation) would be in the best interests of the Company at this time. Among other things, the letter ignores that such a requested investigation would drain precious resources and management attention, and would cost money that the Company simply does not have – even if the allegations were not flimsy and insufficient, as they are in the demand letter. The letter also ignores that Messrs. Stecker and Backus are entitled to indemnification from the Company in connection with certain claims or threatened claims, such as the claims raised in the letter. In other words, the Company would have to bear not only the costs of such an investigation, but also the costs of Messrs. Stecker and Backus incurred in connection with such threatened claims, including the obligations to pay outside counsel fees (starting immediately, including the costs of this response letter). Messrs. Stecker and Backus hereby formally invoke their indemnification rights and provide related notice to the Company. Putting aside that the claims in the demand letter are insubstantial and without merit, the Company can ill afford to pay these additional investigation and indemnification expenses.

Moreover, the demand letter appears contrived, and designed only to serve improper, bad faith purposes – i.e., to distract and confuse the Company and management, and to distract, intimidate, attack and put pressure on two targeted directors. It is unlikely that Mr. Corona is truly the prime mover behind this matter. Among other things, absent some gross and extensive breach of confidentiality, there should be no reason why Mr. Corona would have knowledge of the Board-level events and CEO-level discussions or other conduct alleged – and mischaracterized – in the demand letter.

In these circumstances, there is only one proper and responsible response to the demand letter – the letter should be rejected, and the Board should not waste any unnecessary time or effort addressing it. In situations such as this, where the demand as written is so clearly insufficient and lacking in any substance or merit – and the relevant facts are already known to the directors anyway – it is appropriate, even necessary, for the directors to reject the demand without further complication or expense. This course of action is in the best interests of the Company, and would reflect the good faith exercise of business judgment by the directors and the proper and reasonable exercise of their fiduciary duties.[2]

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[2] There is no prescribed procedure that a board must follow in responding to a purported shareholder demand. *See, e.g., Levine v. Smith*, 591 A.2d 194, 214 (Del. 1991). While in some cases a formal factual investigation will be appropriate, this is not always the case, and such an investigation will not be

In fact, the *failure* to take this approach with respect to such a strategic and "hollow" demand would itself be inconsistent with the best interests of the Company, and would amount to a breach of fiduciary duty (and the risk of personal liability) on the part of the voting directors. In short, the demand letter is an invitation to the Board to step into a trap by taking action with respect to Messrs. Stecker and Backus that would cause *actual* harm to the Company, and would reflect *actual* breach of fiduciary duty by the directors.

In this case, the requested "investigation" is unwarranted and inappropriate, because the demand is without any substance or merit and the relevant facts are already known to the directors. While the board's decision-making process on this matter should be deliberative (and, for instance, clearly documented), the demand letter should not be given any undue credence or consideration and should instead be rejected. In these circumstances, this response would reflect the good faith exercise of business judgment by the directors, and would be the only proper, reasonable and prudent course.

In terms of particular claims and "beliefs" as to the alleged breaches of fiduciary duty by Messrs. Stecker and Backus, the demand letter first suggests the "belief" that these two targeted directors "attempted to scuttle" the Company's refinancing plan. But this suggestion is flat wrong on the facts. Most notably, Mr. Stecker in fact voted *in favor* of the refinancing plan at the February 1, 2013 meeting. In addition, Mr. Backus in fact introduced to the Company no less than *four* possible debt refinancing sources (with whom the Company met), as well as *two* institutional grade equity sources (with whom the Company met), which hardly reflects an "attempt to scuttle" the refinancing – just the opposite. Mr. Backus did vote against the particular proposed refinancing plan at the February 1 meeting, but made clear, as the directors are all aware, and as the minutes should properly reflect, that he was doing so based on (1) the involvement in the financing by a "consultant," Mr. Peppel – a convicted felon who stole in excess of $350,000 from the Company (and continues to owe the Company approximately $150,000), and (2) certain questions regarding offering documents and disclosures relating to the refinancing. Moreover, the February 1 meeting was a follow-on meeting to discuss the proposed refinancing, which was first discussed at a board meeting that was set for and took place the day before, on January 31, 2013 – when Mr. Backus was known to be on a long flight back from Europe – and for which there was inadequate notice (which Mr. Backus never waived). Mr. Backus never even saw the minutes from the January 31 meeting.

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necessary in situations in which, for instance (as here), the directors already have sufficient information regarding the subject of the demand to make an informed decision with respect to the issues that it raises. *Rales v. Blasband*, 634 A.2d 927, 935 (Del. 1993). In such a case, "the minutes or other writing of the Board may properly reference that information in a summary manner." *Id.* at 935 n.11.

In any event, the refinancing was in fact approved and did in fact close. There was no actual "scuttling," and thus there can be no breach of duty. It didn't happen. There is no cause of action for attempted breach of fiduciary duty. For this same reason – i.e., it didn't happen – there can be no damage to the Company from the alleged "attempted scuttling." And without a proper claim for damages, there can be no cause of action for breach of duty (putting aside that there was no breach of duty in the first place). The demand letter attempts to concoct a claim for damages by suggesting that the "obstructionist tactics" of the "attempted scuttling" of the refinancing caused "uncertainty" and thus caused harm to the Company's reputation in the marketplace – but this is speculative, unsupported and unsupportable. It is not a firm factual allegation regarding damages upon which to launch a "thorough investigation" as requested. It is fabricated and insufficient.

The demand letter next suggests an "understanding" that Mr. Backus sought to prevent the Company from paying off amounts due to lenders, which allegedly "would have" led to asset seizures and prevented the Company from continuing in business. But this, again, is merely a conclusory allegation, unsupported by any particularized facts. Moreover, it is again flat wrong – Mr. Backus never sought in any way to prevent the Company from actually paying off the lenders, as the directors are aware. And in any event, again, the alleged problem never happened – the refinancing closed, and the lenders were paid off. For this reason, the suggestions about what "might have" happened or "would have" happened are speculative and irrelevant, and there can be no claim for damages or cause of action for breach of duty. Again, these are not firm factual allegations on which to launch a "thorough investigation" as requested.

Next, the demand letter suggests the "belief" that Messrs. Stecker and Backus are seeking the use their board positions for the benefit and advantage of the Preferred Holders and NAV. But this, too, is a wholly conclusory allegation, unsupported by any particularized facts – there is no detail or substance whatsoever to this allegation. The only factual allegation regarding this topic is the unremarkable allegation that Messrs. Stecker and Backus are the designees of the Preferred Holders and NAV, respectively, pursuant to agreements with the Company. This is legal and proper, and already fully disclosed and fully known to the Company and all directors. There is absolutely nothing to suggest that either Mr. Stecker or Mr. Backus has ever acted other than in complete good faith compliance with his fiduciary duties. Similarly, the letter suggests that Mr. Stecker serves "at the direction of and under the control of" Gary Singer. This is wrong. While Mr. Stecker was indeed appointed by a group of shareholders, according to a contractual right, at no time has Mr. Stecker been "at the direction of and under the control of" any individuals. Again, there is absolutely nothing to suggest that Mr. Stecker himself has ever actually acted other than in complete good faith compliance with his fiduciary duties.

Finally, the letter suggests that Mr. Backus has at times offered to make further investments in the Company, but then modified or withdrew such offers, and also that he has made threats to put the Company into involuntary bankruptcy proceedings. But there is nothing to suggest that such conduct, even if true, would have operated as a breach of fiduciary duty – much less have caused any damages to the Company. In this sense, these assertions are irrelevant and largely meaningless. Moreover, on several occasions both Mr. Dhadphale and Mr. Bennani inquired of Mr. Backus about his willingness to invest further capital in the Company, and Mr. Backus has repeatedly and consistently responded that in the event the Company was properly capitalized – and not technically insolvent as it remains today – then he would consider a small additional investment in the Company, but no such offer was ever made. In addition, as the directors are aware, Mr. Backus never made "threats" to put the Company into involuntary bankruptcy, though he, along with the Company's outside counsel, have suggested that it would be prudent at some point to consider the option and merits of a bankruptcy filing. Again, there is absolutely nothing here to suggest that Mr. Backus has ever actually acted other than in complete good faith compliance with his fiduciary duties.

As noted, the requested "investigation" is unwarranted and inappropriate. The demand letter should not be given any undue credence or consideration, and should instead be rejected. In these circumstances, this is the only proper and prudent course consistent with the best interests of the Company and the fiduciary duties of the voting directors. In light of the vague, conclusory and unsupported – or irrelevant – assertions in the demand letter, as well as the directors' full awareness of the subjects addressed, there is nothing to investigate, and nothing further to be done with respect to the letter, except to reject its unwarranted and inappropriate demands.

Messrs. Stecker and Backus hereby reserve all rights and remedies in these matters.

Very truly yours,

Bruce B. Kelson

cc: Arthur F. McMahon, III, Esq.

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